VIASPACE Reports Financial Results for Second-Quarter 2012

MARIETTA, Georgia — August 15, 2012—VIASPACE Inc. (OTC Markets: VSPC - News), today reported financial results for the second-quarter ended June 30, 2012.

Second-Quarter 2012 Financial Highlights
•	Total revenue for second-quarter 2012 was $1,049,000, compared with total revenue for second-quarter 2011 of $2,823,000, a decrease of $1,774,000.
•	Gross profit was $330,000, compared to gross profit of $899,000 for second-quarter 2011, a decrease of $569,000.
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Total operating expenses in 2012 were $547,000, including $494,000 of selling, general and administrative (SG&A) expense and $53,000 for operations. Total operating expenses for second-quarter 2011 were $893,000 and included $833,000 in SG&A and $60,000 for operations.

•	Operating loss for second-quarter 2012 was $217,000, compared to operating income of $6,000 in second-quarter 2011.
•	Net loss was $273,000 in second-quarter 2012 compared to a net loss in second-quarter 2011 of $12,000, a decrease of $261,000.
•	Net loss per share for second-quarter 2012 and second-quarter 2011 were both less than $0.01 per share.

VIASPACE Chief Executive Dr. Carl Kukkonen commented: "Framed-artwork sales during the second-quarter were lower due to reduced orders in 2012 as compared with the same period in 2011.  On July 31, 2012, the Company announced that formal term sheets outlining the mechanism and orderly separation of VIASPACE and VIASPACE Green Energy (VGE) have been signed by VIASPACE and Mr. Sung Chang.  In addition, term sheets were also signed which give VGE the right to commercially develop Giant King Grass in China and Taiwan and give VIASPACE the right to commercially develop Giant King Grass in the rest of the world outside China and Taiwan.  Under the terms, VIASPACE will no longer have any ownership in VGE and the VIASPACE debt to Chang will be satisfied.  The term sheets are now being drafted into legal documents.  The details will be made public when the final legal documents have been signed and filed with the Securities and Exchange Commission.  During this time of separating VIASPACE and VGE, I have been working diligently with several prospective clients in many different locations. I am currently in Asia and have been meeting with potential joint venture partners here whose projects could benefit tremendously from the use of Giant King Grass. I am working hard to get deals done."

About VIASPACE Inc.
VIASPACE is a clean energy company providing products and technology for renewable and alternative energy that reduce or eliminate dependence on fossil and high-pollutant energy sources. The Company grows Giant King Grass as a low-carbon fuel for electricity generating power plants, as a feedstock for bio methane production and cellulosic biofuels, and for other low-carbon, renewable energy products. For more information, please go to www.VIASPACE.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Safe Harbor Statement
Information in this news release includes forward-looking statements. These forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include, without limitation, risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K for the year ended December 31, 2011, as well as general economic and business conditions; the ability to acquire and develop specific products and technologies; changes in consumer and business demand for the Company's products; competition from larger companies; changes in demand for alternative and clean energy; risks associated with international transactions; risks related to technological change; and other factors over which VIASPACE has little or no control.
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